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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Associate Savings Plan, as Amended and Restated, of Capital One Financial Corporation of our reports (a) dated January 15, 2002, except for Note E as to which the date is February 6, 2002, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) and (b) dated June 18, 2002, with respect to the financial statements of the Capital One Financial Corporation Associate Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                      /s/ ERNST & YOUNG LLP

McLean, Virginia
July 25, 2002